EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT
The following is a list of the subsidiaries of Hudson City Bancorp, Inc.:

Hudson City Savings Bank	United States of America

Name	Jurisdiction of Incorporation

The following is a list of the subsidiaries of Hudson City Savings Bank:

HudCiti Service Corporation	New Jersey

Name	State of Incorporation

HC Value Broker Services, Inc	New Jersey

Name	State of Incorporation

The following is a list of the subsidiaries of HudCiti Service Corporation:

Hudson City Preferred Funding Corp.	Delaware

Name	State of Incorporation

Sound REIT, Inc.	New York

Name	State of Incorporation